Exhibit 99.1

Crane Co.	NEWS

Contact:
Richard E. Koch
Director, Investor Relations
and Corporate Communications
203-363-7352
www.craneco.com

CRANE CO. REPORTS SALE OF BUSINESSES

FOR $26 MILLION IN CASH

STAMFORD, CONNECTICUT – May 15, 2006 - Crane Co. (NYSE: CR), a diversified manufacturer of engineered industrial products, announced today the sale of the assets of its Resistoflex Aerospace business to Parker Hannifin Corporation. Resistoflex Aerospace, a manufacturer of high-performance hose and high pressure fittings located in Jacksonville, FL, had sales of $16 million in 2005. In April, the Company also completed the sale of its Westad valve business in Norway. Westad had revenues of $25 million in 2005. The sales generated cash proceeds of about $26 million.

Mr. Eric Fast, president and chief executive officer of Crane Co., said, “Both Resistoflex Aerospace and Westad are peripheral business units which we concluded did not have sufficient strategic links with our other product offerings. We are continuing to focus our efforts on deploying our capital in businesses where we are better able to leverage our presence with customers.”

Crane Co. noted that it intends to retain its Resistoflex Industrial business, headquartered in Marion, NC. The Company said that it expects to record a net gain in the second quarter of 2006 of approximately $3 million pretax resulting from the sales of Resistoflex Aerospace and Westad, the expected sale of unused property resulting from prior plant consolidations, and certain legal costs associated with previous divestitures.

Crane Co. is a diversified manufacturer of engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Fluid Handling, Engineered Materials, Merchandising Systems, and Controls. Crane has approximately 10,500 employees in North America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and subsequent reports filed with the Securities and Exchange Commission.

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